SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:
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         Rule 14c-5(d)(2))
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                           Central Maine Power Company
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                (Name of Registrant As Specified In Its Charter)

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




                           CENTRAL MAINE POWER COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    To be held on May 18, 2000 at 10:00 A.M.
                  at the offices of Central Maine Power Company
                         83 Edison Drive, Augusta, Maine

TO THE HOLDERS OF COMMON STOCK AND 6% PREFERRED STOCK OF CENTRAL
MAINE POWER COMPANY


         You are hereby notified of and invited to attend the Annual Meeting of Shareholders of Central Maine Power Company to be held at Central Maine Power Company's corporate offices at 83 Edison Drive, Augusta, Maine, on May 18, 2000 at 10:00 a.m. Eastern Daylight Time, to hear reports on Central Maine Power's affairs and consider and vote on the following matters:

1. To elect four directors to Class I of Central Maine Power Company's Board of Directors;

2. To approve amendments to Central Maine Power Company's Articles of Incorporation reducing the allowed minimum and maximum number of directors and eliminating the classified structure of the Board of Directors under which the directors serve staggered terms, which would take effect ONLY upon the completion of the pending merger between CMP Group, Inc., the holding company parent of Central Maine Power Company, and Energy East Corporation;

3. To elect an entire new Board of Directors of Central Maine Power Company consisting of six members, who would serve as directors ONLY upon the completion of the pending merger between CMP Group and Energy East; and

4. To consider and act upon any other matters that may properly come before the meeting.

         The close of business on March 20, 2000 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

                                     By Order of the Board of Directors

                                     /s/ Anne M. Pare

                                     Anne M. Pare
                                     Secretary and Clerk



Augusta, Maine
April 12, 2000







                                                                April 12, 2000


                           CENTRAL MAINE POWER COMPANY
                                 83 Edison Drive
                              Augusta, Maine 04336

                              INFORMATION STATEMENT

                               GENERAL INFORMATION

         This Information Statement is provided to the holders of record as of the close of business on March 20, 2000 of Central Maine Power Company common stock and 6% Preferred Stock in connection with the Annual Meeting of Shareholders of Central Maine Power Company or any adjournments. The Annual Meeting will be held on May 18, 2000 at 10:00 a.m. at the corporate offices of Central Maine Power Company, 83 Edison Drive, Augusta, Maine. This Information Statement is being mailed to shareholders on or about April 12, 2000.

         The Summary Annual Report to shareholders for the year ended 1999, and the Form 10-K for 1999 containing audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations were mailed together to shareholders on or about March 31, 2000.

         At the 1998 Annual Meeting, Central Maine Power's shareholders approved the formation of a holding company over Central Maine Power. On September 1, 1998, CMP Group, Inc. became the new holding company over Central Maine Power. As a result, CMP Group now holds 100 percent of the issued and outstanding common stock of Central Maine Power, which constitutes over 99 percent of Central Maine Power's total outstanding voting stock. The remaining voting stock of Central Maine Power is the 6% Preferred Stock, 5,713 shares of which are outstanding. CMP Group holds 533 shares of 6% Preferred Stock.

                                  VOTING RIGHTS

         Voting Procedure. Under Maine law, every shareholder entitled to vote at the Annual Meeting has the right to vote in person or by proxy. Central Maine Power Company and its directors and officers are not soliciting proxies for the Annual Meeting.

                      We Are Not Asking You for a Proxy and
                    You Are Requested Not To Send Us a Proxy

If you cannot attend the Annual Meeting, Maine law permits you to appoint an agent who will attend the Annual Meeting and vote your shares on your behalf. This appointment is made by giving a person other than a director or officer of Central Maine Power Company or of CMP Group a written proxy that you have signed and that states that the person named in the proxy is authorized to vote your shares on all matters at the Annual Meeting. Again, please do not send a proxy to Central Maine Power Company.

         Votes and Shares. The Board of Directors of Central Maine Power established the close of business on March 20, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

         As of the close of business on March 20, 2000, there were 31,211,471 shares outstanding of Central Maine Power common stock, all of which were held by CMP Group. Each share of common stock is entitled to one-tenth vote, for a total of 3,121,147 votes entitled to be cast by CMP Group on each matter at the Annual Meeting. In addition, as of the record date, there were 5,713 shares outstanding of Central Maine Power 6% Preferred Stock. Each share of 6% Preferred Stock is entitled to one vote, for a total of 5,713 votes entitled to be cast by the holders of 6% Preferred Stock on each matter at the Annual Meeting. At the Annual Meeting, the shares of Central Maine Power common stock and 6% Preferred Stock will vote together as a single class on all matters at that meeting. As a result of its ownership of all 31,211,471 outstanding shares of Central Maine Power common stock, representing 3,121,147 votes, and its 533 shares of Central Maine Power 6% Preferred Stock, representing 533 votes, CMP Group holds 99.8 percent of the combined voting power of the Central Maine Power common stock and 6% Preferred Stock. CMP Group intends to vote all of its shares of Central Maine Power common stock and its 533 shares of Central Maine Power 6% Preferred Stock in favor of Proposals 1, 2 and 3 at the Annual Meeting. Proposals 1, 2 and 3 are described in this Information Statement.

         Quorum. A majority of the total votes entitled to be cast at the Annual Meeting by the holders of Central Maine Power common stock and 6% Preferred Stock, voting together as a single class, on Proposals 1, 2 and 3 will constitute a quorum for purposes of action to be taken on those Proposals. Abstentions, votes withheld from nominees for director, and broker non-votes will be counted in determining whether a quorum exists.

         Required Votes; Cumulative Voting for Directors. The holders of Central Maine Power's common stock and 6% Preferred Stock, voting together as a single class, will be asked to take action on three proposals, which are discussed under "PROPOSAL 1," "PROPOSAL 2" and "PROPOSAL 3" in this Information Statement.

         Proposal 1. In Proposal 1, the shareholders will be asked to elect four directors to the Central Maine Power Board of Directors for three-year terms. However, the terms of these directors and the other members of the Board of Directors would terminate upon the earlier completion of the pending merger between CMP Group and Energy East. For additional information about the earlier termination of directors' terms, see the discussion under "PROPOSAL 2" and "PROPOSAL 3" below. Director nominees who receive the greatest number of votes cast will be elected, even though a nominee may not receive a majority of the votes cast. Votes withheld from a nominee for director will be counted in determining the total number of votes cast with respect to that nominee and will have the same effect as a vote against that nominee.

         Under the By-laws of Central Maine Power Company, the election of directors at each Annual Meeting may, at the option of any shareholder, be by cumulative voting. Under cumulative voting, each shareholder having the right to vote for directors at the 2000 Annual Meeting is entitled to as many votes as pertain to the shares of stock owned by that shareholder multiplied by the four directors to be elected under Proposal 1, and may cast all of those votes for a single director or may distribute them among the directors to be voted for, or any two or three of them, as that shareholder sees fit. A shareholder entitled to vote for directors at the Annual Meeting who wishes to vote cumulatively must give written notice of his or her intention to vote cumulatively to the President or the Secretary of Central Maine Power before the meeting or announce his or her intention to vote cumulatively at the meeting before the voting for directors begins. If a shareholder gives that notice or makes that announcement, then all shareholders entitled to vote for directors at the meeting will be entitled to cumulate their votes.

         Proposal 2. In Proposal 2, the shareholders will be asked to approve amendments to Central Maine Power's Articles of Incorporation (i) reducing the allowed minimum and maximum number of directors and (ii) eliminating the classified structure of the Board of Directors under which the directors serve staggered terms. These amendments would take effect only upon the completion of the pending merger between CMP Group and Energy East. Under Central Maine Power's Articles of Incorporation, the affirmative vote of 80 percent of the total number of outstanding shares of Central Maine Power common stock and 6% Preferred Stock, voting together as a single class, is required for approval of Proposal 2. Abstentions and broker non-votes will have the same effect as a vote against Proposal 2. Even if Proposal 2 is adopted, it will not have any effect unless and until the merger between CMP Group and Energy East is completed. For additional information, see the discussion under "PROPOSAL 2" below.

         Proposal 3. In Proposal 3, the shareholders will be asked to elect an entire new Board of Directors of Central Maine Power Company consisting of six members who will serve as directors only upon the completion of the pending merger between CMP Group and Energy East. Director nominees who receive the greatest number of votes cast will be elected, even though a nominee may not receive a majority of the votes cast. Votes withheld from a nominee for director will be counted in determining the total number of votes cast with respect to that nominee and will have the same effect as a vote against that nominee. Even if Proposal 3 is adopted, it will not have any effect unless and until the merger between CMP Group and Energy East is completed. For additional information, see the discussion under "PROPOSAL 3" below.

         Under cumulative voting, each shareholder having the right to vote for directors at the 2000 Annual Meeting is entitled to as many votes as pertain to the shares of stock owned by that shareholder multiplied by the six directors to be elected under Proposal 3, and may cast all of those votes for a single director or may distribute them among the directors to be voted for, or any two, three, four or five of them, as that shareholder sees fit. A shareholder entitled to vote for directors at the Annual Meeting who wishes to vote cumulatively must give written notice of his or her intention to vote cumulatively to the President or the Secretary of Central Maine Power before the meeting or announce his or her intention to vote cumulatively at the meeting before the voting for directors begins. If a shareholder gives that notice or makes that announcement, then all shareholders entitled to vote for directors at the meeting will be entitled to cumulate their votes.

                                   PROPOSAL 1

                        ELECTION OF PRE-MERGER DIRECTORS

         The Board of Directors of Central Maine Power Company currently has 13 members. All Central Maine Power Board members also serve on the Board of Directors of CMP Group other than Sara J. Burns, Central Maine Power's President, who serves only on the Central Maine Power Board. As currently required by the Articles of Incorporation of Central Maine Power Company, the Board is divided into three classes, with one class of directors being elected at each Annual Meeting for a three-year term.

         At the Annual Meeting, the holders of Central Maine Power common stock and 6% Preferred Stock will be asked to elect Charles H. Abbott, William J. Ryan, Kathryn M. Weare and Lyndel J. Wishcamper to the Central Maine Power Board of Directors. (See the information listed below about each nominee.) Nominees who receive the greatest number of votes cast by the holders of Central Maine Power common stock and 6% Preferred Stock, voting together as a single class, will be elected, even though any nominee may not receive a majority of the votes cast. Each of these nominees has indicated his or her willingness to serve as a director if elected. These individuals will serve as directors for three-year terms. However, the terms of these directors would terminate upon the earlier completion of the pending merger between CMP Group and Energy East.

         The remaining directors listed below (Class II and Class III directors) will continue in office for terms that expire at the Annual Meetings for the years indicated below, or terminate upon the earlier completion of the pending merger between CMP Group and Energy East. For additional information about the earlier termination of directors' terms, see the discussion below under "PROPOSAL 2" and "PROPOSAL 3" below.

        Set forth below is information about each nominee and continuing director.


                                  Principal Occupations and Business Experience
                                       During Past Five Years and Current       First Became a
Name and Age                           Directorships of Public Companies           Director       Term Expires
------------                               ----------------                        --------            -------
Class I:

Charles H. Abbott (64)     Member, Skelton, Taintor & Abbott, P.A., Auburn,           1988             2000
                           Maine (Attorneys); Vice Chairman of the Boards of
                           Central Maine Power & CMP Group (1)

William J. Ryan (56)       Chairman, President and Chief Executive Officer,           1996              2000
                           Peoples Heritage Financial Group, Inc., Portland,
                           Maine

Kathryn M. Weare (51)      Owner and Manager, The Cliff House, Ogunquit,              1992              2000
                           Maine (Resort and conference center)

Lyndel J. Wishcamper (57)  President, Wishcamper Properties, Inc., Portland,          1996              2000
                           Maine (Real estate)

Class II:

Lawrence A. Bennigson (62) Executive Director, Toffler Associates, Boston,            1999 (2)          2001
                           Massachusetts (Strategic management advising)
                           (1998); Senior Fellow, Harvard Business School
                           Executive Development Center (Executive education)
                           (1998); independent management consultant (1994
                           through 1997); Director, SBS Technologies, Inc.

Sara J. Burns (44)         President (from September 1, 1998) and Chief               1998               2001
                           Operating  Officer,   Distribution   Services
                           (from  May 1,  1997 to  September  1,  1998),
                           Central  Maine  Power;  prior  thereto,  held
                           various non-executive  positions with Central
                           Maine Power

Duane D. Fitzgerald (60)   Non-executive Chairman of the Board, Bath Iron             1996              2001
                           Works Corporation, Bath, Maine (Shipbuilding)
                           (from March 1, 1996); Corporate Vice President,
                           General Dynamics Corporation (September 1995 to
                           March 1, 1996); President and Chief Executive
                           Officer, Bath Iron Works Corporation (September
                           1991 to March 1, 1996)



                                 Principal Occupations and Business Experience
                                       During Past Five Years and Current       First Became a
Name and Age                           Directorships of Public Companies           Director         Term Expires
------------                               ----------------                        --------            -------

David M. Jagger (58)         President and Treasurer, Jagger Brothers, Inc.,            1988              2001
                             Springvale, Maine (Textiles); Chairman of the
                             Boards of Central Maine Power and CMP Group (1)

Lee M. Schepps (59)          Retired (1998) President, The Julius Schepps Co.,          1999 (2)          2001
                             Dallas, Texas (Wholesale beverage distribution and
                             real estate management)



Class III:

Charleen M. Chase (51)       Executive Director, Community Concepts, Inc.,              1985              2002
                             South Paris, Maine (Community action agency)

David T. Flanagan (52)       President and Chief Executive Officer, CMP Group           1994              2002
                             (1) (from September 1, 1998); President and Chief
                             Executive Officer, Central Maine Power (from
                             January 1, 1994 to September 1, 1998)

Robert H. Gardiner (55)      President, Maine Public Broadcasting Corporation,          1992              2002
                             Lewiston, Maine (Public television)

Peter J. Moynihan (56)       Retired (1999) Senior Vice President and Chief             1995              2002
                             Investment Officer, UNUM (now UNUMProvident)
                             Corporation, Portland, Maine (Insurance)

(1)  CMP Group holds all of the outstanding common stock of Central Maine Power.
(2)  Elected effective March 18, 1999.

                   BOARD COMMITTEES, MEETINGS AND COMPENSATION

        Certain Committees of the Board. The Central Maine Power Board of Directors currently has Governance and Compensation and Benefits Committees in addition to other committees; prior to the September 1, 1998 holding company reorganization of Central Maine Power, its Board also had an Audit Committee. The CMP Group Audit Committee has assumed responsibility for overseeing the financial reporting process for CMP Group and its business units, including Central Maine Power, on a consolidated basis.

         The Governance  Committee of Central Maine Power, now composed of David
M. Jagger (Chair), Charles H. Abbott, Robert H. Gardiner and William J. Ryan, has among its concerns the selection, performance and evaluation of directors. Due to the pending merger between CMP Group and Energy East and the planned changes in the structure and composition of the Board of Directors of Central Maine Power upon the completion of the merger, the Governance Committee will not consider individuals for nomination to the Board at this time. For additional information about the planned changes in the structure and composition of the Central Maine Power Board, see the discussion under "PROPOSAL 2" and "PROPOSAL 3" below. The Governance Committee held one meeting in 1999.

         The Compensation and Benefits Committee, whose members are Charles H. Abbott (Chair), Duane D. Fitzgerald, Peter J. Moynihan and Lyndel J. Wishcamper, held 5 meetings jointly with the CMP Group Compensation and Benefits Committee, which is composed of the same members, in 1999. The Central Maine Power Compensation and Benefits Committee reviews and makes recommendation to the Central Maine Power Board concerning compensation and benefits for executive officers of Central Maine Power.

         Meetings of the Board. The Central Maine Power Board held 11 meetings in 1999. Each director listed above attended more than 75 percent of the total number of Board meetings and the total number of meetings of all committees on which that director served that were held during periods he or she served as a director, other than Mr. Ryan, who attended two-thirds of those meetings.

         Compensation of Directors. Since each outside director serves on both the CMP Group and Central Maine Power Boards and the same committees of each Board, the annual retainer applies to service on both Boards of Directors, and separate meeting fees for Central Maine Power are paid only if a meeting of that Board or one of its committees is held on a day when no CMP Group meeting is held. The usual practice is to hold meetings of the CMP Group and Central Maine Power Boards, or their committees, on the same day so that meeting fees are limited.

         In accordance with the established guidelines for the Board of Directors of CMP Group, the Chairman of the Board receives an annual retainer of $25,200, the Vice Chairman of the Board receives an annual retainer of $10,300, and each outside director (other than the Chairman or Vice Chairman) who is the Chair of a committee of the Board receives an annual retainer of $8,400. Each other outside director receives an annual retainer of $6,800. All retainers are payable quarterly. In addition to ordinary travel expenses and subject to the policy described in the preceding paragraph, all outside directors receive $600 for each meeting of the Board attended, and all outside directors serving on a committee of the Board receive $300 for each committee meeting attended on a day on which they have also attended a meeting of the full Board or another committee and $600 for any other committee meeting attended. A fee of $150 is paid to outside directors for participating in a meeting of the Board or one of its committees by telephone if, in the opinion of the person presiding at the meeting, substantial action is taken or matters of importance are resolved.

         Outside directors may participate in a voluntary deferred compensation plan under which a director may elect to have all or part of his or her retainer (but not meeting fees) credited to a deferred compensation account, maintained at the election of the director either as a cash account or an account in units based on the value of CMP Group common stock ("Compensation Units"). The number of Compensation Units credited to a director's account is equal to the number of shares of CMP Group common stock that could have been purchased as of the middle of a calendar quarter with the amount of the retainer deferred for that quarter. CMP Group matches Compensation Units representing deferred retainers with one-half that number of Compensation Units. Whenever dividends are paid on CMP Group's common stock, each account maintained in Compensation Units is credited with additional Compensation Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the Compensation Units in the account.

         Effective January 1, 1998, the Central Maine Power Board terminated the retirement plan for outside directors that had been in effect since September 1991. Accrued benefits under the former retirement plan were converted for all directors serving on the Board as of January 1, 1998, to Compensation Units under the deferred compensation plan. In addition, at the beginning of each year, each outside director receives a fixed grant of 500 Compensation Units. Dividend equivalents are added to Compensation Units on dividend payment dates for CMP Group common stock. There is no company match for Compensation Units other than those representing deferred retainers.

         As of the date of this Information Statement, the deferred compensation plan provides that all deferred compensation is paid solely in cash following retirement from the Board. The value of the Compensation Units in a director's account at the time a payment is made will be equal to the value of the same number of shares of CMP Group common stock on the payment date. The number of Compensation Units in the accounts of directors under the deferred compensation plan as of March 1, 2000, is shown in the "SECURITY OWNERSHIP" table that appears below.

                                   PROPOSAL 2

                     AMENDMENT OF ARTICLES OF INCORPORATION

         In Proposal 2, the holders of Central Maine Power's common stock and 6% Preferred Stock are being asked to approve amendments to the Articles of Incorporation of Central Maine Power Company. The Articles of Incorporation are referred to in this Proposal 2 and below in Proposal 3 as the "Charter." If the amendments to the Charter are approved, they would take effect only if the pending merger between CMP Group and Energy East is completed.

         The Board of Directors of Central Maine Power Company currently is classified into three classes of directors as shown above in Proposal 1, with one class (approximately one-third of the full Board) elected at each annual meeting. The Charter currently requires a minimum of nine directors and allows a maximum of 18 directors.

         On June 14, 1999, CMP Group entered into an Agreement and Plan of Merger with Energy East and EE Merger Corp., which was approved by CMP Group's shareholders at a special meeting of the shareholders of CMP Group held on October 7, 1999. The Maine Public Utilities Commission, the Federal Energy Regulatory Commission, the Connecticut Department of Public Utility Control, the Nuclear Regulatory Commission, the Federal Communications Commission, the U.S. Department of Justice and the Federal Trade Commission have also approved the merger. The only remaining required regulatory approval is pending from the Securities and Exchange Commission. If the Securities and Exchange Commission approves the merger, the merger is expected to be completed and become effective in the middle of this year.

         When the merger becomes effective, CMP Group will become a wholly-owned subsidiary of Energy East, with all of CMP Group's common stock being held by Energy East, and Central Maine Power will continue to be a subsidiary of CMP Group. All of the common stock of Central Maine Power will continue to be held by CMP Group.

         The merger agreement between CMP Group and Energy East intends that the members of the Board of Directors of Central Maine Power who are serving on the Board immediately before the merger is completed will resign from the Board of Directors and will be appointed to serve on a newly established advisory board. The advisory board will be created only upon the completion of the pending merger between CMP Group and Energy East. After the completion of the merger, the advisory board, which will meet at least four times per year, will provide advice to a new, smaller Board of Directors of Central Maine Power on various matters, including community relations, customer service, economic development, employee development and relations and other matters. For information on the composition of the proposed new, smaller Board of Directors of Central Maine Power Company, see the discussion below under Proposal 3. The members of the advisory board will not be elected by the shareholders of Central Maine Power Company. The advisory board members will be appointed by the new Board of Directors of Central Maine Power and will serve at the Board's discretion.

         To implement effectively the advisory board provision of the merger agreement, the Board of Directors of Central Maine Power proposes to eliminate the classified structure of the Board currently in effect. In addition, the Board believes that reducing the size of the Board will enhance communications among the directors and will permit the planned composition of the Central Maine Power Board after the merger becomes effective. For this reason, the holders of Central Maine Power's common stock and 6% Preferred Stock are being asked to approve amendments to Section B.6(c) of the Capital Stock Provisions and Sections 1.(A) and 1.(B) of the Corporate Governance Provisions of Central Maine Power's Charter. These amendments would

(1) reduce the size of the Central Maine Power Company Board of Directors from its currently allowed size of a minimum of nine and a maximum of eighteen directors to a minimum of three and a maximum of nine directors, with the initial number of directors after the effective date of this amendment being six; and

(2) eliminate the classified structure of the Central Maine Power Company Board of Directors that currently requires the staggered election of directors and instead, provide for the annual election of all directors.

The Board of Directors of Central Maine Power has authorized the Charter amendments and directed that they be submitted to a vote of Central Maine Power's shareholders. A copy of these proposed amendments is attached to this Information Statement as Exhibit 1.

         Central Maine Power's Charter requires the affirmative vote of 80 percent of the total number of outstanding shares of Central Maine Power common stock and 6% Preferred Stock, voting together as a single class, for approval of Proposal 2. CMP Group holds 100 percent of the outstanding common stock of Central Maine Power and 533 shares of the total 5,713 outstanding shares of Central Maine Power 6% Preferred Stock. CMP Group intends to vote all of the shares of Central Maine Power common stock and its 533 shares of 6% Preferred Stock in favor of Proposal 2.

         The proposed Charter amendments will become effective only upon the filing of the amendments with the office of the Maine Secretary of State. This filing will be made only if and when the pending merger between CMP Group and Energy East becomes effective. Upon being filed with the Maine Secretary of State, the amendments will reduce the allowed size of the Board to a minimum of three and a maximum of nine directors. Initially, six directors will serve on the Board after the Charter amendments become effective. Under the Charter, the Board of Directors will continue to have the exclusive authority to change the number of directors serving on the Board within the range of three to nine directors. The amendments to the Charter being proposed in Proposal 2 will not affect the exclusive authority of the Board of Directors to fix the number of directors serving on the Board. In addition, as a result of the Charter amendments, all directors will be elected annually at the Annual Meeting of Shareholders of Central Maine Power Company to hold office until the next Annual Meeting. Any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause will continue to be filled by a majority of the directors then in office, even though that may be less than a quorum of the Board.

         Interest of Certain Persons in the Proposed Amendments. The merger agreement between CMP Group and Energy East intends that the members of the Board of Directors of Central Maine Power who are serving on the Board immediately before the merger is completed will resign from the Board of Directors and will be appointed to serve on a newly established advisory board. The advisory board will be created only upon the completion of the pending merger between CMP Group and Energy East. After the completion of the merger, the advisory board, which will meet at least four times per year, will provide advice to a new, smaller Board of Directors of Central Maine Power on various matters, including community relations, customer service, economic development, employee development and relations and other matters. The advisory board members, who will be appointed by the new Board of Directors of Central Maine Power and serve at the Board's discretion, will receive remuneration for their services equivalent to the base remuneration currently provided to the directors of CMP Group.

                                   PROPOSAL 3

                   ELECTION OF POST-MERGER BOARD OF DIRECTORS

         In Proposal 3, the holders of Central Maine Power Company's common stock and 6% Preferred Stock are being asked to elect a new six-member Board of Directors who will take office only upon the completion of the pending merger between CMP Group and Energy East. The actual date that the six new directors take office will be the date of the filing of amendments to the Charter of Central Maine Power Company with the office of the Maine Secretary of State, as discussed above under Proposal 2. The filing of the amendments with the Maine Secretary of State is conditioned upon the effectiveness of the pending merger.

         As discussed above in Proposal 2, the merger agreement between CMP Group and Energy East intends that the members of the Board of Directors of Central Maine Power who are serving on the Board immediately before the merger is completed will resign from the Board of Directors and will be appointed to serve on a newly established advisory board. The advisory board, which will meet at least four times per year, will provide advice to a new, smaller board of directors on various matters, including community relations, customer service, economic development, employee development and relations and other matters. The members of the advisory board will be appointed by the Board of Directors of Central Maine Power and will serve at the Board's discretion.

         After the effective date of the merger, the Board of Directors of Central Maine Power Company will continue to be elected by the holders of Central Maine Power's common stock and 6% Preferred Stock, voting together as a single class. Upon the effectiveness of the amendments to Central Maine Power's Charter discussed in Proposal 2 above, all directors will be elected annually at the Annual Meeting of Shareholders of Central Maine Power Company to hold office until the next Annual Meeting.

         Initially, there will be six members of the Board of Directors after the merger becomes effective and the amendments to Central Maine Power's Charter are filed with the office of the Maine Secretary of State. Under the Charter, the Board of Directors will continue to have the exclusive authority to change the number of directors serving on the Board within the range authorized by the Charter.

     At the Annual Meeting, the holders of common stock and 6% Preferred Stock of Central Maine Power Company will be asked to elect Arthur W. Adelberg, Sara
J. Burns, David T. Flanagan,  Michael I. German,  Kenneth M. Jasinski and Wesley
W. von Schack to the Central Maine Power Board of Directors. The terms of these directors will take effect only upon the completion of the merger between CMP Group and Energy East and the filing of the amendments to Central Maine Power's Charter described in Proposal 2, which is expected to be immediately after the completion of the pending merger.

         Set forth below is information about each nominee:


                                  Principal Occupations and Business Experience During Past Five         Term
          Name and Age                  Years and Current Directorships of Public Companies             Expires
          ------------                  ---------------------------------------------------             -------
Arthur W. Adelberg (48)           Executive Vice President and Chief Financial Officer (from              2001
                                  December 16, 1999) and Executive Vice President (from September
                                  1, 1998 to December 16, 1999),  CMP Group (1);
                                  Executive Vice President  (from May 1, 1997 to
                                  September 1, 1998) and Vice President, Law and
                                  Power  Supply  (from  March 1,  1994 to May 1,
                                  1997), Central Maine Power

Sara J. Burns (44)                President (from September 1, 1998) and Chief Operating Officer,         2001
                                  Distribution Services (from May 1, 1997 to September 1, 1998),
                                  Central Maine Power; prior thereto, held various non-executive positions with Central Maine Power
David T. Flanagan (52)             President and Chief Executive Officer, CMP Group (1) (from             2001
                                   September 1, 1998); President and Chief Executive Officer,
                                   Central Maine Power (from January 1, 1994 to September 1,
                                   1998); Director, CMP Group (1) and Central Maine Power

Michael I. German (49 )            Senior Vice President, Energy East Corporation, Stamford,              2001
                                   Connecticut, (from April 1998); President and Chief Operating
                                   Officer (from April 1999), Executive Vice President and Chief
                                   Operating Officer (April 1998 to April 1999), Executive Vice
                                   President (from May 1997 to April 1998), and Senior Vice
                                   President-Gas Business Unit (to May 1997), New York State
                                   Electric & Gas Corporation, Binghamton, New York

Kenneth M. Jasinski (51)           Executive Vice President and General Counsel (from April 1999)         2001
                                   and Senior Vice President and General Counsel (from April 1998 to April 1999), Energy East Corporation, Stamford,
                                   Connecticut; Executive Vice President , New York State
                                   Electric & Gas Corporation, Binghamton,  New York (from April
                                   1998 to April, 1999); Partner, Huber Lawrence & Abell, New
                                   York, New York (Attorneys) (to April 1998).

Wesley W. von Schack (55)          Chairman, President and Chief Executive Officer, Energy East           2001
                                   Corporation, Stamford, Connecticut (from April 1998);
                                   Chairman, President and Chief Executive Officer, New York
                                   State Electric & Gas Corporation (from September 1996 to April
                                   1999); Chairman, President and Chief Executive Officer, DQE,
                                   Inc. and Duquesne Light Company, Pittsburgh, Pennsylvania  (to
                                   August 1996); Director, Energy East Corporation and New York
                                   State Electric & Gas Corporation


(1)  CMP Group holds all of the outstanding common stock of Central Maine Power.

                               SECURITY OWNERSHIP

         The following table sets forth information concerning the beneficial ownership of CMP Group common stock as of March 1, 2000 by each director of Central Maine Power and each executive officer named in the Summary Compensation Table contained in this Information Statement. As of March 1, 2000, no director or executive officer of Central Maine Power owned any shares of Central Maine Power 6% Preferred Stock.


                                                             CMP Group         Number of CMP Group Shares
                                 Compensation Units     Shares Beneficially    Beneficially Owned Subject        Total CMP Group
Directors and Named                    (as of              Owned (as of       to Options Exercisable as of            Shares
Executive Officers                 March 1, 2000)         March 1, 2000)               March 1, 2000            Beneficially Owned

Charles H. Abbott                       19,705                    7,281                       -                       7,281
Lawrence A. Bennigson                      906                      300                       -                         300
Sara J. Burns                                -                   11,669                  20,136                      31,805
Charleen M. Chase                       11,127                    1,432                       -                       1,432
Duane D. Fitzgerald                      5,723                      500                       -                         500
David T. Flanagan                            -                   46,138                 103,904                     150,042
Robert H. Gardiner                      11,749                    1,000                       -                       1,000
David M. Jagger                         24,534                    1,000                       -                       1,000
Peter J. Moynihan                        7,088                    1,390                       -                       1,390
William J. Ryan                          2,378                    1,000                       -                       1,000
Lee M. Schepps                             906                    1,500                       -                       1,500
Kathryn M. Weare                        10,916                    1,292                       -                       1,292
Lyndel J. Wishcamper                     5,782                        -                       -                           -
Michael R. Cutter                            -                    8,544                  13,482                      22,026
Curtis I. Call                               -                   12,863                   2,630                      15,493
Anne M. Pare                                 -                    1,801                  10,757                      12,558
                                                                  -----                  ------                      ------
All directors and
 Executive officers                    100,814                   97,710                 150,909                     248,619

        The number of shares of CMP Group common stock beneficially owned as of March 1, 2000 by each of the directors and named executive officers, and the aggregate number beneficially owned as of that date by all of the directors and executive officers of Central Maine Power as a group, constituted less than 1 percent of the total shares of that class then outstanding. As of March 1, 2000, Mr. Abbott's spouse held sole voting and investment power over 800 shares of the total number of shares listed for Mr. Abbott, and all shares listed for Ms.
Chase were held jointly. The total number of shares held jointly for all directors and executive officers as a group as of March 1, 2000, was 1,432 shares.

        The following table sets forth the name and address of each shareholder known to be the beneficial owner of 5 percent or more of the outstanding shares of Central Maine Power Company 6% Preferred Stock, the number of shares beneficially owned, and the percentage of shares owned as of March 1, 2000.

                             Shares of 6% Preferred Stock
Name and Address                  Beneficially Owned         Percentage of Class

Christine M. Nyhan, Trustee             1,675                       29.31% (1)
1825 Spindrift Drive
La Jolla, CA 92037

CMP Group, Inc.                           533                        9.3 (2)
83 Edison Drive
Augusta, ME 04336

(1) Shares held by Christine M. Nyhan, trustee, represent 29.31 percent of the voting power of the 6% Preferred Stock and approximately .05 percent of the combined voting power of the Central Maine Power common stock and 6% Preferred Stock, which will vote together as a single class at the Annual Meeting on all proposals described in this Information Statement

(2) CMP Group has sole power to vote and dispose of these shares. Shares held by CMP Group represent 9.3 percent of the voting power of the 6% Preferred Stock. As a result of its ownership of all 31,211,471 issued and outstanding shares of Central Maine Power common stock, representing 3,121,147 votes, and its 533 shares of Central Maine Power 6% Preferred Stock, representing 533 votes, CMP Group holds 99.8 percent of the combined voting power of the Central Maine Power common stock and 6%
       Preferred Stock. Shares of Central Maine Power common stock and 6% Preferred Stock will vote together as a single class on all proposals described in this Information Statement.

       Change of Control. On June 14, 1999, CMP Group, Energy East and EE Merger Corp. entered into an Agreement and Plan of Merger, dated as of June 14, 1999, providing for a merger transaction among CMP Group, Energy East and EE Merger Corp. Pursuant to the merger agreement, EE Merger Corp. will merge with and into CMP Group, with CMP Group being the surviving corporation and becoming a wholly-owned subsidiary of Energy East. After the merger is completed, all of the common stock of Central Maine Power will continue to be directly owned by CMP Group.

       Under the terms of the merger agreement, each outstanding share of CMP Group common stock, other than any treasury shares or shares owned by Energy East or any subsidiary of CMP Group or Energy East, will be converted into the right to receive $29.50 in cash. Pursuant to the merger agreement, approximately $957 million in cash will be paid to holders of shares of CMP Group common stock, with additional payments being made to holders of stock options and performance shares awarded under CMP Group's performance incentive plans.

       The merger is subject to certain customary closing conditions, including without limitation the receipt of all necessary governmental approvals and the making of all necessary governmental filings. CMP Group's shareholders approved the merger at a special meeting on October 7, 1999. The Maine Public Utilities Commission, the U.S. Department of Justice, the Federal Trade Commission, the Federal Communications Commission, the Nuclear Regulatory Commission and the Connecticut Department of Public Utility Control have approved the merger. Other approvals are pending from the Federal Energy Regulatory Commission and the Securities and Exchange Commission. If the remaining approvals are granted, we estimate that the merger could be completed around mid-2000.

        Section 16(a) Beneficial Reporting Compliance. After review, Central Maine Power Company believes that during 1999 all filing requirements under
Section 16(a) of the Securities Exchange Act with respect to shares of common stock of CMP Group were satisfied by its directors and executive officers.





                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation             Long-Term Compensation
                                             -------------------             ----------------------
                                                                               Awards                Payouts
                                                                               ------                -------
                                                                        Restricted
                                                                           Stock                       LTIP
                                                                         Award(s)     Securities      Payouts      All Other
           Name and                                         Bonus          ($)        Underlying        ($)        Compensation
      Principal Position        Year       Salary ($)      ($) (1)         (2)        Options (#)       (3)            ($)


Sara J. Burns                   1999        212,714         63,815        84,552          16,275        143,683        6,400 (5)
President                       1998        175,000         28,239        12,727          14,711              0        3,063
                                1997        139,000         56,250        25,000               0              0        2,601

Michael R. Cutter               1999        145,600         43,680        57,884          11,140        126,098        5,728 (6)
Vice President                  1998        140,000         16,735        22,649          11,769              0        3,025
                                1997        120,820         25,000        33,352               0              0        2,869

Curtis I. Call                  1999        123,767         30,942        40,991           7,891         89,551        4,951 (7)
Treasurer                       1998        112,515          9,527        12,904           7,882              0        3,376
                                1997        104,000         22,000        29,341               0              0        3,120

Anne M. Pare                    1999        121,399         45,525        20,240           7,740         93,905            0
Secretary (4)                   1998        116,730         17,441         7,863           8,177              0            0
                                1997        109,000         22,500        10,029               0              0            0

(1)  Amounts are performance-based cash awards under the Annual Incentive Plan.

(2) Amounts are performance-based awards in the form of CMP Group common stock under the Annual Incentive Plan. At December 31, 1999, the number and value of the aggregate restricted stock holdings for each of the named executive officers were as follows: Ms. Burns, 2,259 shares and $62,264; Mr. Cutter, 3,341 shares and $92,086; Mr. Call, 2,532 shares and $69,788; and Ms. Pare, 1,065 shares and $29,354. All shares listed in the Restricted Stock Awards column will vest on the date of consummation of the pending merger between CMP Group and Energy East. Dividends on shares of restricted stock are earned at the same rate as dividends on unrestricted shares of CMP Group common stock and are reinvested in additional shares of common stock that are subject to the same restrictions as the shares on which dividends are earned.

(3) Amounts are performance-based awards in the form of shares of CMP Group common stock under the Long-Term Incentive Plan.

(4) Ms. Pare is an employee and officer of CMP Group for which she serves as Treasurer, Corporate Counsel and Secretary. Her compensation is derived solely from her employment with CMP Group.

(5) Company matching contribution under the Savings and Investment Plan for Non-Union Employees of Central Maine Power Company (the "401(k) Plan").

(6)  Company matching contribution under the 401(k) Plan.

(7)  Company matching contribution under the 401(k) Plan.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential Realizable Value
                                                                                                           at Assumed
                                                                                                      Annual Rates of Stock
                                                                                                     Price Appreciation for
                                             Individual  Grants                                          Option Term (2)
---------------------------------------------------------------------------------------------      --------------------------
           (a)                       (b)                 (c)              (d)            (e)           (f)           (g)
                                                     % of Total
                            Number of Securities    Options/SARs
                                 Underlying          Granted to        Exercise or
                                Options/SARs        Employees in        Base Price     Expiration
           Name                  Granted (#)         Fiscal Year           ($/Sh)        Date (1)        5% ($)        10% ($)
           ----                  -----------         -----------           ------        --------        ------        -------


Sara J. Burns                    16,275                    6.40%        18.1875         1/12/06      120,502        280,822

Michael R. Cutter                11,140                    4.38%        18.1875         1/12/06       82,482        192,218

Curtis I. Call                    7,891                    3.10%        18.1875         1/12/06       58,426        136,158

Anne M. Pare                      7,740                    3.04%        18.1875         1/12/06       57,308        133,552

(1) The options grant provided for vesting in increments of one-third on the first, second and third anniversaries of the January 12, 1999 grant date. Under the merger agreement between CMP Group and Energy East, all outstanding options will be cancelled immediately prior to the consummation of the merger, and upon consummation of the merger, each option holder will be entitled to the payment of $11.3125, less applicable withholding taxes, for each option held. This amount is the difference between the merger consideration of $29.50 per share of CMP Group common stock and the $18.1875 exercise price of the options granted on January 12, 1999.

(2) See note 1 to the Option/SAR Grants table above for information on the option term and maximum value in connection with the pending merger between CMP Group and Energy East.





               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

          (a)                      (b)                 (c)                    (d)                           (e)
                                                                      Number of Securities
                                                                     Underlying Unexercised        Value of Unexercised
                                                                     Options/SARs at Fiscal      In-the-Money Options/SARs
                           Shares Acquired on    Value Realized          Year-End (#)            At Fiscal Year-End ($)(1)
          Name                Exercise (#)              ($)        Exercisable/Unexercisable     Exercisable/Unexercisable
          ----                ------------       ----   ----       -------------------------     -------------------------

Sara J. Burns                       0                      0             14,711/16,275                149,868/152,578

Michael R. Cutter               2,000 (2)             20,148              9,769/11,140                 99,522/104,438

Curtis I. Call                  7,882 (2)             79,404                   0/7,891                       0/73,978

Anne M. Pare                        0                      0               8,177/7,740                  83,303/72,563


(1) Options are "in the money" if the market value of the underlying stock exceeds the exercise or base price of the option.

(2) On December 29, 1999, CMP Group entered into separate loan agreements with two executive officers of Central Maine Power. These loans were made pursuant to a loan program authorized by the Board of Directors of CMP Group for the purpose of providing funds for the exercise of stock options granted to these executive officers under a performance incentive plan of CMP Group and for the payment of related withholding taxes. The amounts borrowed by these executive officers, excluding interest, which accrues at an annual rate of 5.74 percent, are as follows: Curtis I. Call,
     $164,304.49; and Michael R. Cutter, $41,691.06. These loans, which are evidenced by promissory notes, are secured with the shares of common stock of CMP Group acquired through the exercise of the stock options. CMP Group holds the stock certificates for these shares as well as a stock power executed by these executive officers. Under the loan agreements, the outstanding principal amounts of these loans and all accrued interest are due upon the earliest to occur of the sale of the stock collateral, the completion of the pending merger between CMP Group and Energy East, any termination of the merger agreement between CMP Group and Energy East, and the first anniversary of the loan.


              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                                 Estimated Future Payouts
                                                                             under Non-Stock Price-Based Plans
                                                                             ---------------------------------

             (a)                       (b)                (c)               (d)             (e)             (f)
                                                      Performance
                                    Number of          or Other
                                  Shares, Units      Period Until
                                    or Other         Maturation or       Threshold         Target         Maximum
             Name                Rights (#) (1)        Payout (2)            (#)             (#)           (#)
             ----                --------------        ----------            ---             ---           ---

Sara J. Burns                           4,297            1999-2001            2,149          4,297          6,446
Michael R. Cutter                       2,942            1999-2001            1,471          2,942          4,413
Curtis I. Call                          2,084            1999-2001            1,042          2,084          3,126
Anne M. Pare                            2,044            1999-2001            1,022          2,044          3,066

(1)      Performance  shares  are  granted  at  the  beginning  of a  three-year performance period and are paid out in the form of CMP Group common stock if performance goals established for that three-year period are attained. For the performance period from January 1, 1999 through December 31, 2001, performance is measured by reference to total shareholder return and by the ranking of Central Maine Power compared to other electric utilities represented in the EEI Index. All outstanding performance shares will vest on the date of consummation of the pending merger between CMP Group and Energy East.

(2) See note 1 to the Long-Term Incentive Plan Awards table above for information on the vesting of the performance shares in connection with the pending merger between CMP Group and Energy East.

                               PENSION PLAN TABLE

         Basic Pension Plan. CMP Group and Central Maine Power make payments to the Retirement Income Plan for Non-Union Employees (the "Basic Pension Plan") for full-time non-union employees, including the executive officers. Estimated annual retirement benefits payable under the Basic Pension Plan, assuming retirement on December 31, 1999 at age 65, for average salary levels and credited years of service specified in the following Basic Pension Plan Table are as set forth in the Table.

Average Annual Salary for 5 Highest                 Years of Service
Consecutive Years Preceding Retirement           ______________________
--------------------------------------
                         ___15__    __20__      __25__     __30__    __35__

         $125,000        $28,344    $37,793    $47,241    $56,689    $58,637
          150,000         34,719     46,293     57,866     69,439     72,012
          175,000         37,269     49,693     62,116     74,539     77,362
          200,000         37,269     49,693     62,116     74,539     77,362
          225,000         37,269     49,693     62,116     74,539     77,362
          250,000         37,269     49,693     62,116     74,539     77,362
          275,000         37,269     49,693     62,116     74,539     77,362
          300,000         37,269     49,693     62,116     74,539     77,362

For Ms. Pare and Messrs. Cutter and Call, compensation covered by the Basic Pension Plan consists of base salary, including base salary shown in the Salary column of the Summary Compensation Table. Because the amount of compensation that could be taken into account in determining retirement benefits under the Basic Pension Plan was limited by federal tax law to $160,000 in 1999, the 1999 covered compensation under the Basic Pension Plan for Ms. Burns was limited to that amount of her base salary. Years of service for purposes of the Basic Pension Plan are as follows: Ms. Burns, 12 years; Mr. Cutter, 23 years; Mr. Call, 13 years; and Ms. Pare, 12 years. Benefits listed in the Basic Pension Plan Table are payable as a single life annuity and reflect an offset for estimated Social Security benefits payable upon attainment of age 65.

              EMPLOYMENT AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

         Existing Employment Agreements. All of the named executive officers have employment agreements that provide for a specified minimum base salary and for participation in compensation and benefit plans in accordance with the terms of those plans. Each agreement provides for severance benefits if the executive officer's employment is terminated without cause after a change of control.

         If within 12 months following the consummation of a change of control, Central Maine Power terminates the employment of Ms. Burns, Mr. Cutter or Mr. Call, or CMP Group terminates Ms. Pare's employment, other than for cause or disability, or they terminate their employment for any of the reasons specified in their employment agreements, Ms. Burns will be entitled to 1.99 times her base salary, and the remaining named executive officers will be entitled to one times their respective base salaries. In those circumstances, they would also be entitled to the continuation of medical and other benefits under group benefit plans for a specified period and limited outplacement services. The closing of the merger between CMP Group and Energy East would constitute the consummation of a change of control under these agreements. If these executive officers become entitled to change of control severance payments, they will also receive an amount equal to their respective annual base salaries, paid in 12 equal monthly installments, as reasonable compensation for their agreement not to compete, subject to forfeiture if they compete during that 12-month period.

         If severance benefits paid in connection with a change of control constituted "excess parachute payments" under federal tax law, they would be reduced to avoid the imposition of an excise tax on the executive officer receiving the benefits, but only if the amount of the reduction was less than the excise tax that the executive would otherwise be required to pay.

     The agreements for Ms. Burns, Mr. Cutter, Mr. Call and Ms. Pare provide for retention payments equal to one-half of their then-current base salaries if they continue their employment until the earlier of May 31, 2000 or a specified change of control event.

         The employment agreements for all of the named executive officers are automatically extended for successive one-year periods from their initial expiration dates unless the employer or the executive officer gives notice of non-renewal. These agreements will remain in effect for one year after the consummation of the change of control.

         Energy East and Central Maine Power have entered into a new agreement with Ms. Burns that will become effective upon the closing of the merger. At that time, this new employment agreement will replace and terminate Ms. Burns' existing employment agreement. The employment rights and obligations of Ms. Burns will be governed by the new agreement after the completion of the merger.

         New Employment Agreement. The term of Ms. Burns' new employment agreement is three years, beginning on the effective date of the merger, and will be automatically extended each month unless either the employer or Ms. Burns gives notice that the agreement will not be extended. Under the terms of her employment agreement, Ms. Burns will continue to serve as the President of Central Maine Power. Her base salary will be $300,000 and may be increased by the Energy East board of directors. She will also participate in all incentive compensation, fringe benefit and employee benefit plans on the same basis as other executives and key management employees. The agreement provides for a "gross-up" payment to Ms. Burns if any payment, benefit or distribution constitutes an "excess parachute payment" under federal tax law on which she is required to pay excise tax.

         Under Ms. Burns' new employment agreement, Energy East, Central Maine Power or Ms. Burns may terminate her employment at any time. If Energy East or Central Maine Power terminates Ms. Burns' employment other than for cause or disability, or if Ms. Burns terminates her employment for good reason, she will receive, for the remainder of the term of her employment agreement, her base salary, incentive compensation calculated as specified in the agreement, and employee welfare benefits. She will also receive outplacement services costing up to $10,000 and a payment equal to the value of fringe benefits she would have received through the term of her employment agreement.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Overview. The objectives of the Compensation and Benefits Committee in administering executive compensation programs for CMP Group and Central Maine Power executives are to assure that total compensation opportunities are competitive with those available in the utility industry and general industry and contain significant pay-for-performance elements to align more closely the interests of the executive officers and shareholders by supporting and increasing shareholder value.

         The Committee believes that the three existing components of total direct compensation for executive officers, namely, base salary, annual incentives and long-term incentives, are appropriate means of achieving these objectives. These items of compensation are designed to be leveraged for performance and shareholder value enhancement and to be more competitive in a changing business environment. This performance-oriented compensation approach is designed to support the attainment of corporate strategic goals and to balance the focus on short and long-term performance goals.

         On an overall basis, the elements of direct compensation are aligned with a competitive market that includes electric utilities in the Edison
Electric Institute ("EEI") Index of Investor-Owned Electrics used in the performance graph below and companies from general industry selected from a published survey compiled by the Committee's independent compensation consultant based on business diversity and complexity, competitive similarities, revenue size and geography. This blended market takes into account that Central Maine Power's electric utility business is the principal business of its holding company parent CMP Group and also reflects the formation of the holding company to facilitate the pursuit of appropriate non-utility business ventures. The Committee believes that this expanded market better enables CMP Group and Central Maine Power to attract and retain executive talent that is essential in aggressively managing changing business requirements in a competitive climate.

         Total compensation opportunities provided by base salary and annual and long-term incentives are designed to reflect median compensation levels for positions with comparable responsibilities in the targeted blended market. The mix of these compensation elements is performance leveraged to support and enhance shareholder value by tying earnings opportunities to performance results.

         Base Salary. Base salaries of the executive officers are measured against median base salary levels for positions with comparable functional responsibilities in the identified market, adjusted to take into account individual abilities and skills in light of the business challenges requiring those attributes. In setting 1999 base salaries for the executive officers, the Committee relied on the EEI executive compensation survey of comparable positions and information from its independent compensation consultant. Based on this process and after taking into account individual factors, the Committee adjusted the base salaries of the executive officers other than Ms. Burns an average 6 percent to bring their salaries within 90 to 95 percent of the market for their positions. The Committee adjusted Ms. Burns' base salary by 22 percent to reflect her assumption of additional duties when she became President of
Central Maine Power in September 1998 as part of its holding company restructuring.

         Annual Incentives. In 1999, the annual incentive compensation program for executive officers of CMP Group and Central Maine Power, including Ms. Burns, reflected several important corporate strategic objectives focused on (i) the transition to competition resulting from federal and state regulatory and legislative initiatives that have opened the generation and transmission markets to competition and (ii) the enhancement of shareholder value through a business alliance or combination and through investments in non-utility businesses. These objectives and their weighting were as follows: completing Central Maine Power's generation asset sale, 40%; developing and obtaining Board approval of a strategy designed to maximize the value of the electric transmission and distribution business, 40%; developing and obtaining Board approval of a performance-based rate plan to replace the Alternative Rate Plan, which expired at the end of 1999, 10%; and achieving specified earnings levels relating to CMP Group investments in certain subsidiaries, 10%. The Committee determined that all of these objectives were fully achieved.

         In addition to these four corporate goals, a combination of return on equity and share prices was used to determine the percentage of the target award pool available for awards. Based on return on equity and share price performance levels previously established by the Committee, the Committee determined that the maximum of two times the target pool would be available for awards.

         The result of these combined performance levels and performance under individual goals was that the maximum of 200 percent of targeted short-term incentive compensation was earned under the plan by each of the named executive officers in 1999. Targeted annual incentive compensation for Ms. Burns is 30 percent of her base salary. Based on 1999 performance results, she received an award equal to 60 percent of her base salary. Targeted annual incentive compensation for the other named executive officers is 25 percent of their base salaries. For 1999, these executive officers received awards equal to 50 percent of their base salaries.

         Awards under the Annual Incentive Plan are paid in cash for 75 percent of the total award, and 25 percent in the form of CMP Group common stock purchased at a 25 percent discount for the remaining portion. Plan participants may also elect to take up to an additional 25 percent of the total award in stock, which is also purchased at a 25 percent discount.

         Long-Term Incentive Compensation. The Long-Term Incentive Plan ("LTIP"), in which the executive officers of CMP Group and Central Maine Power participate, is intended to focus attention more sharply on shareholder value enhancement. Target long-term compensation opportunities are 60 percent of base salary for Ms. Burns and 50 percent of base salary for the other named executive officers.

         The first three-year performance period under the LTIP was completed at the end of 1999. The target performance measure previously established by the Committee for that period was that Central Maine Power must rank at the median of the other utilities in the EEI Index, which ranks utilities based on their cumulative total shareholder return. The Committee also established threshold and maximum performance levels for that three-year performance cycle. Central Maine Power's cumulative total shareholder return of 163 percent for that period placed it second in rank in the EEI Index. For this reason, the Committee awarded shares of CMP Group common stock at the maximum level of 150 percent of the number of performance shares granted at target performance levels at the beginning of the three-year period.

         In 1999, both performance shares for a three-year performance period running until the end of the year 2001 and stock options were granted to the executive officers as shown on the Long-Term Incentive Plan Awards table and the Option/SAR Grants table above. Performance shares represented 63 percent of targeted long-term incentive compensation, and stock options represented the remaining 37 percent. These proportions reflect the limit on the number of available shares for awards under the LTIP approved by the shareholders.

         Under the LTIP, performance shares are paid out in the form of CMP Group common stock if performance goals are attained. For the performance period from 1999 to the end of 2001, performance will be measured by reference to total shareholder return and by the ranking of Central Maine Power compared to other electric utilities represented in the EEI Index for threshold, target and maximum levels of performance.

         Each option granted in 1999 represents the right to purchase one share of common stock at the price of $18.1875 per share, the market value of the common stock on the date of the grant. Under the LTIP, the options vest in one-third increments on the first, second and third anniversaries of the grant. In 1999, options were granted based on the Binomial Option Valuation Model, using a binomial value of 15.7 percent of the market value of the stock, which the Committee believes properly captures the value of an executive's right of early exercise before the end of the option term.

         Under the merger agreement between CMP Group and Energy East, all outstanding options will be cancelled immediately prior to the consummation of the merger, and upon consummation of the merger, each option holder will be entitled to the payment of the difference between the merger consideration of $29.50 per share of CMP Group common stock and the exercise price of the options. All outstanding performance shares will also vest at the time of the consummation of the merger.

         Other Policies. A provision of federal tax law denies a tax deduction to any publicly-held company for compensation paid to any named executive officer that exceeds one million dollars in a taxable year, except for certain performance-based compensation. The Committee has not adopted a specific policy with respect to these compensation limits, but notes that awards under the Annual Incentive Plan and the LTIP are performance-based.

                            Compensation and Benefits Committee

                            Charles H. Abbott, Chair
                            Duane D. Fitzgerald
                            Peter J. Moynihan
                            Lyndel J. Wishcamper




                          SHAREHOLDER RETURN COMPARISON

         The graph below compares the cumulative total shareholder return on the common stock of CMP Group with the cumulative total return on the S&P 500 Index and the Edison Electric Institute Index of Investor-owned Electrics ("EEI Index") at December 31 for each of the last five fiscal years (assuming the investment of $100 in CMP Group's common stock, the S&P 500 Index and the EEI Index on December 31, 1994, and the reinvestment of all dividends).

                           __________________December 31______________
                           -------------------------------------------
                     1994      1995      1996      1997      1998      1999
                     ----      ----      ----      ----      ----      ----

   CMP Group........ $100      $114      $  99     $139      $180      $273
   S&P 500 Index.... $100      $137      $169      $226      $290      $351
   EEI Index........ $100      $131      $133      $169      $192      $157


                                                                   EXHIBIT 1


                  Section B.6(c) of the Capital Stock Provisions of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                       (c) The Company shall have a Board of Directors consisting of not fewer than three nor more than nine members. The number of Directors may be changed by a resolution of the Board of Directors as provided in the Corporate Governance Provisions of these Articles of Incorporation or may otherwise be changed as provided in these Capital Stock Provisions.

                  The Articles of Incorporation, as heretofore amended, are further amended by amending Sections 1.(A) and 1.(B) of the Article entitled "Corporate Governance Provisions," to read in their entirety as follows:

                       1.(A) Except as  otherwise  fixed in or pursuant to these
                  Articles of Incorporation with respect to the right of the holders of any class or series of capital stock having a preference over Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, the Board of Directors shall consist of not fewer than three nor more than nine members, the exact number (i) to be six persons upon the effective date of this provision, subject to change exclusively by the Board of Directors as provided in this Article, and (ii) if to be changed from six persons to some other number not fewer than three nor more than nine persons subsequent to the effective date of this provision, to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

                         (B) Except as  otherwise  fixed in or pursuant to these
                  Articles of Incorporation with respect to the right of the holders of any class or series of capital stock having a preference over Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum of the Board of Directors, acting at a regular or special meeting. If any applicable provision of the Maine Business Corporation Act expressly confers power on shareholders to fill such a directorship at a special meeting of shareholders, such a directorship may be filled at such a meeting only by the affirmative vote of at least 80 percent of the combined voting power of all of the then outstanding shares of Voting Stock, voting together as a single class. Any Director elected to fill any vacancy shall be elected for the unexpired term of his predecessor.